Short-Term Bond Fund of America
February 29, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$8,752
Class B	$1
Class C	$10
Class F-1	$328
Class F-2	$1,149
Total	$10,240
Class 529-A	$744
Class 529-B*	$-
Class 529-C	$8
Class 529-E	$18
Class 529-F-1	$178
Class R-1	$1
Class R-2	$5
Class R-2E*	$-
Class R-3	$53
Class R-4	$59
Class R-5	$28
Class R-5E*	$-
Class R-6	$3,376
Total	$4,470
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.0289
Class B	$0.0016
Class C	$0.0009
Class F-1	$0.0237
Class F-2	$0.0364
Class 529-A	$0.0254
Class 529-B	$0.0012
Class 529-C	$0.0012
Class 529-E	$0.0107
Class 529-F-1	$0.0326
Class R-1	$0.0010
Class R-2	$0.0010
Class R-2E	$0.0211
Class R-3	$0.0095
Class R-4	$0.0242
Class R-5	$0.0389
Class R-5E	$0.0201
Class R-6	$0.0418
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	309,004
Class B	478
Class C	10,441
Class F-1	14,530
Class F-2	33,121
Total	367,574
Class 529-A	29,440
Class 529-B	90
Class 529-C	6,847
Class 529-E	1,693
Class 529-F-1	5,522
Class R-1	537
Class R-2	4,665
Class R-2E	3
Class R-3	5,555
Class R-4	2,597
Class R-5	772
Class R-5E	1
Class R-6	89,430
Total	147,152
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$9.95
Class B	$9.89
Class C	$9.85
Class F-1	$9.95
Class F-2	$9.95
Class 529-A	$9.95
Class 529-B	$9.85
Class 529-C	$9.82
Class 529-E	$9.94
Class 529-F-1	$9.95
Class R-1	$9.84
Class R-2	$9.84
Class R-2E	$9.95
Class R-3	$9.94
Class R-4	$9.95
Class R-5	$9.95
Class R-5E	$9.96
Class R-6	$9.95
* Amount less than one thousand